Exhibit 28(h)(v)

THIRD AMENDMENT TO
MUTUAL FUND SERVICES AGREEMENT

WHEREAS, Midas Series Trust (the “Trust”), a Delaware statutory trust, on behalf and for the benefit of Midas Fund and Midas Magic, each a series of the Trust (each a “Fund”), and Ultimus Asset Services, LLC (“Ultimus”), a Delaware limited liability company, have entered into a Mutual Fund Services Agreement originally dated as of March 1, 2012, as amended, restated, supplemented, assigned, or otherwise modified (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement (this “Amendment”);

NOW, THEREFORE, effective as of January 1, 2020, the Trust and Ultimus agree to amend the Agreement as follows:

1.	Exhibit F to the Agreement is amended to add the following under the heading “FUND ACCOUNTING FEE SCHEDULE”:

Price Quotes.

The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change.  Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non-Fair Value)	$0.40
International Equity (Fair Value)	$0.70
Options	$0.10
Futures (Listed)	$0.27
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds & High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS & ABS Home Equity	$1.09
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$100/month/CFC

2.	The section relating to Out-of-Pocket Fees in the Fund Accounting Fee Schedule is deleted and replaced with the following:

Out-of-Pocket Expenses.
In addition to the above fees, each Fund will reimburse Ultimus for the costs of the portfolio-price-quotation services utilized by such Fund for secondary security market quotes.

3.    Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.  If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

4.   This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Parties have duly executed this Amendment as of January 1, 2020.

MIDAS SERIES TRUST, on behalf and ULTIMUS ASSET SERVICES, LLC
For the benefit of Midas Fund and Midas
Magic, severally and not jointly

By: /s/ Russell Kamerman           By: /s/ David James

Name: Russell Kamerman           Name: David James

Title: General Counsel            Title: EVP and Chief Legal and Risk Officer